Exhibit 12.1

Computation of Ratio of Assets-to-Equity

	At December 31, 2007
(Dollars in Thousands)
Assets	$8,605,859
Stockholders' Equity	927,263

Ratio of Assets-to-Equity	9.3:1
or	9.3	x

72